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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)<F*>

                              Illini Corporation
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                               (Name of Issuer)


                                 Common Stock
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                        (Title of Class of Securities)


                                   451773105
                        ------------------------------
                                (CUSIP Number)

                       Dale A. Schempp, Noll Law Office
             802 South Second Street, Springfield, Illinois  62704
                                (217) 544-8441
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          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 May 11, 1998
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

      Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

[FN]
      <F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act bust shall be subject to all other provisions of the Act (however, see the Notes).



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                                 SCHEDULE 13D

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  CUSIP No. 451773105                                   Page  2  of  4  Pages
            ---------                                        ---    ---
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1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ida R. Noll               TIN ###-##-####
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>            (a) [ ]
                                                                      (b) [ ]

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3     SEC USE ONLY


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4     SOURCE OF FUNDS<F*>

      PF/OO
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5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2 (e)


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6     CITIZENSHIP OR PLACE OF ORGANIZATION


      United States of America
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                  7     SOLE VOTING POWER
  NUMBER OF
   SHARES               44,863
 BENEFICIALLY     -------------------------------------------------------------
  OWNED BY        8     SHARED VOTING POWER
    EACH
  REPORTING
 PERSON WITH      -------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                        44,863
                  -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER


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11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      44,863
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12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES<F*>                                                          [ ]


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13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.0039%
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14    TYPE OF REPORTING PERSON<F*>

      IN
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ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.
------

      (a)   Letter, dated May 11, 1998, from attorney for Reporting Person
            --------------------------
            clarifying Reporting Person's position regarding certain issues relating to Illini Corporation's Shareholder Rights Plan.


                                    3
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                                SCHEDULE 13D

CUSIP NO. 451773105

                                 SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    May 12, 1998
                          --------------------------------
                                       (Date)



                                   /s/ Ida R. Noll
                          --------------------------------
                                   Ida R. Noll